Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CIRCOR International, Inc.:

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (No. 333 91229) and Form S-3 (No. 333 85912) of CIRCOR International, Inc. of our report dated March 14, 2005, relating to the consolidated balance sheets of CIRCOR International, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 Annual Report on Form 10-K of CIRCOR International, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 14, 2005